Exhibit 99.1

              Innovex Announces Fiscal 2004 First Quarter Results


     Generates $1.6 Million Net Profit. Revenue Grows 28% Versus Prior Year.


    MAPLE PLAIN, Minn., Jan. 19 /PRNewswire-FirstCall/ -- Innovex, Inc. (Nasdaq: INVX) today reported revenue of $44.3 million for the fiscal 2004 first quarter ending December 31, 2003, a 7% increase from the $41.5 million reported in the fourth quarter of fiscal 2003 and a 28% increase from the $34.5 million reported for the prior year first quarter. The company's pretax income was $1.9 million in the first quarter of fiscal 2004 as compared to a pretax income of $693,000 in the fourth quarter of fiscal 2003 and a loss of $4.1 million in the prior year first quarter. The company's net income was $1.6 million or $0.08 per share in the first quarter of fiscal 2004. This compares to a net income of $759,000 or $0.04 per share in the fourth quarter of fiscal 2003 and a net loss of $2.3 million or $0.15 per share in the prior year first quarter.

    "We are very excited by the broad based improvement in our revenue this quarter as we achieved our fifth consecutive quarter of sequential growth," commented William P. Murnane, Innovex's President and Chief Executive Officer. "Our improvement was driven by continued strength in actuator flex circuit
(AFC), liquid crystal display (LCD) and stacked memory product line revenue. We anticipate revenue of $44.5 to $46.0 million and diluted earnings per share of $0.09 to $0.10 in our March quarter, continuing our track record of consecutive top and bottom line improvement. Our fiscal 2004 outlook remains optimistic as all major product lines present growth opportunities for the balance of the fiscal year. We are particularly excited by the long-term opportunities in the LCD and plasma display markets," stated Murnane.

    Revenue from the disk drive industry generated 75% of the Company's net sales for the quarter, integrated circuit packaging application revenue was 10%, display application revenue was 8%, network system application revenue was 4% and other revenue was 3%.

    The gross margin for the fiscal 2004 first quarter was 20% as compared to 18% for the fiscal 2003 fourth quarter and 10% for the fiscal 2003 first quarter. The improved margin as compared to the fiscal 2003 fourth and first quarters was the result of higher net sales increasing the company's fixed cost leverage and efficiency improvements primarily related to the company's Six Sigma initiative.

    Cash and equivalents were $19.7 million and long-term debt was
$6.4 million at December 31, 2003 as compared to cash of $21.6 million and long-term debt of $9.1 million at September 30, 2003 and cash of $3.1 million
and long-term debt of $13.5 million at December 31, 2002.   The increase in
cash and reduction of long-term debt at December 31, 2003 as compared to December 31, 2002 is a result of net proceeds of $39.5 million from a follow-on stock offering completed August 4, 2003. Net working capital improved to $36.1 million as of December 31, 2003 as compared to $35.6 million at the end of fiscal 2003 and ($3.0) million as of December 31, 2002.

    "We continue to experience improving gross margins as our revenue increases and our operations become more efficient," stated Tom Paulson, Innovex's Chief Financial Officer. "We invested $2 million in the fiscal 2004 first quarter primarily to increase capacity in our bottleneck processes and we expect to spend another $6-8 million over the remainder of the fiscal year to selectively increase our capacity as demand continues to grow and to make strategic investments that will improve our operational efficiency," stated Paulson.

    Cash flow from operations was $1.7 million in the fiscal 2004 first quarter, benefiting from net income and non-cash charges for depreciation and an increase in accounts payable offsetting the increases in accounts receivable and inventories during the quarter.

    Innovex will conduct a conference call and web cast for investors beginning at 10:00 a.m. Central Standard Time (CST) on Tuesday, January 20, 2004. During the conference call, Mr. Murnane and senior managers will discuss product acceptance, historical results and future outlook.

    To listen to the live conference call, dial 785-832-1508 and ask for conference ID "Innovex." The live web cast will be available at www.innovexinc.com/investor.shtml . A replay of the call will be available on Tuesday, January 20 through 11:59 p.m. EST on Thursday, January 22. To access the replay, dial (402) 220-1141 and ask for conference ID "Innovex." The web cast version of the conference call will be archived at www.innovexinc.com/investor.shtml .

    In addition, Innovex's annual shareholders meeting will be web cast on Tuesday, January 20, 2004 at 3:30 p.m. CST. The live web cast will be available at www.innovexinc.com/investor.shtml . To listen to the live annual shareholder meeting, U.S. participants can dial 800-901-5213 and international participants can dial 617-786-2962 and ask for conference ID No. 10501358.
The web cast will be archived at www.innovexinc.com/investor.shtml .

    Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic
devices.   Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

    Except for historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission.



                                INNOVEX, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                (In thousands)

                                                Three Months Ended December 31
                                                     2003              2002

    Net sales                                      $44,344           $34,525
    Costs and expenses:
     Cost of sales                                  35,619            31,030
     Selling, general and administrative             4,957             4,623
     Engineering                                     1,751             1,536
     Restructuring charges                             -                 750
     Net interest expense                              159               568
     Net other (income) expense                        (46)               91
    Income (loss) before income taxes                1,904            (4,073)

    Provision for income taxes                         310            (1,777)

    Net income (loss)                               $1,594           ($2,296)

    Net income (loss) per share:
        Basic                                        $0.08            ($0.15)
        Diluted                                      $0.08            ($0.15)

    Weighted average shares outstanding:
        Basic shares                                18,937            15,159
        Diluted shares                              19,762            15,159



                                INNOVEX, INC.
                         CONSOLIDATED BALANCE SHEETS
                                (In thousands)

                                                 December 31,    September 30,
                   ASSETS                           2003              2003
    Current assets:
        Cash and equivalents                       $19,666           $21,607
        Accounts receivable, net                    27,951            24,450
        Inventory                                   11,413             8,635
        Other current assets                         6,065             5,839
            Total current assets                    65,095            60,531
    Property, plant and equipment, net              66,087            66,881
    Intangible & other assets, net                   5,323             5,342
    Deferred income taxes long term                  4,544             4,829
            Total assets                          $141,049          $137,583


    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities                            $29,043           $24,949
    Long-term debt                                   6,433             9,087
    Stockholders' equity                           105,573           103,547
           Total liabilities and
            stockholders' equity                  $141,049          $137,583



                                INNOVEX, INC.
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                (In thousands)

                                               Three months ended December 31,
                                                     2003              2002
    Cash Flows From Operating Activities:
       Net income (loss)                            $1,594           ($2,296)
       Adjustments to reconcile net
        income (loss) to net
        cash provided by operating
        activities:
           Depreciation and amortization             2,871             3,076
           Restructuring charges                       -                 750
           Other non-cash items                        (10)                8
           Changes in operating assets
            and liabilities:
              Accounts receivable                   (3,501)           (1,127)
              Inventories                           (2,778)              696
              Deferred income taxes                    285            (3,143)
              Income taxes                             (26)            1,362
              Other current assets                    (200)             (216)
              Accounts payable                       3,490             2,458
              Other current liabilities                (73)              556
    Net cash provided by operating
     activities                                      1,652             2,124

    Cash Flows From Investing Activities:
          Capital expenditures                      (2,086)           (1,552)
          Proceeds from sale of assets                  38                 4
    Net cash used in investing activities           (2,048)           (1,548)

    Cash Flows From Financing Activities:
        Principal payments on long-term
         debt                                       (1,978)           (3,097)
        Net (payments) proceeds on line
         of credit                                     -               3,201
        Proceeds from exercise of stock
         options                                       325                15
        Proceeds from employee stock
         purchase plans                                108                74
        Net cash provided by (used in)
         financing activities                       (1,545)              193
    Increase (decrease) in cash and
     equivalents                                    (1,941)              769
    Cash and equivalents at beginning of
     year                                           21,607             2,364
    Cash and equivalents at end of year            $19,666            $3,133



SOURCE  Innovex, Inc.
    -0-                             01/19/2004
    /CONTACT: Tom Paulson, CFO, or Doug Keller, VP - Finance, both of Innovex, Inc., +1-763-479-5300, or fax, +1-763-479-5395/
    /Web site:  http://www.innovexinc.com
                http://www.innovexinc.com/investor.shtml /
    (INVX)

CO:  Innovex, Inc.
ST:  Minnesota
IN:  CPR TLS PEL
SU:  ERN CCA ERP